HOUSE OF BRUSSELS CHOCOLATES INC. AND CERTAIN OF ITS SUBSIDIARIES
MASTER SECURITY AGREEMENT

To:	Laurus Master Fund, Ltd.
c/o M&C Corporate Services Limited
P.O. Box 309 GT
Ugland House
South Church Street
George Town
Grand Cayman, Cayman Islands

Date: March 29, 2005

To Whom It May Concern:

1.  Defined Terms:

 Any reference herein to “Collateral” shall, unless the context otherwise requires, be deemed a reference to “Collateral or any part thereof”. The term “Proceeds”, whenever used herein shall, by way of example, include trade-ins, equipment, money, bank accounts, notes, chattel paper, goods, contracts rights, accounts and any other personal property or obligation received when such Collateral or Proceeds are sold, exchanged, collected or otherwise disposed of or dealt with.

2.  To secure the payment of all Obligations (as hereafter defined), House of Brussels Chocolates Inc., a Nevada corporation (the “Company”), each of the other undersigned parties (other than Laurus Master Fund, Ltd., “Laurus”) and each other entity that is required to enter into this Master Security Agreement (each an “Assignor” and, collectively, the “Assignors”) hereby assigns and grants to Laurus a continuing security interest in all of the following property now owned or at any time hereafter acquired by such Assignor, or in which such Assignor now has or at any time in the future may acquire any right, title or interest (the “Collateral”): all cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, documents of title, instruments (including, without limitation, promissory notes), contract rights, general intangibles (including, without limitation, payment intangibles and an absolute right to license on terms no less favorable than those current in effect among such Assignor’s affiliates), chattel paper, supporting obligations, investment property (including, without limitation, all equity interests owned by any Assignor), letter-of-credit rights, trademarks, trademark applications, tradestyles, patents, patent applications, copyrights, copyright applications and other intellectual property in which such Assignor now has or hereafter may acquire any right, title or interest, all Proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefore. In the event any Assignor wishes to finance an acquisition in the ordinary course of business of any hereafter acquired equipment and has obtained a written commitment from an unrelated third party financing source to finance such equipment, Laurus shall release its security interest on such hereafter acquired equipment so financed by such third party financing source. Except as otherwise defined herein, all capitalized terms used herein shall have the meanings provided such terms in the Securities Purchase Agreement referred to below and the Security Agreement referred to below, as applicable.

3.  The term “Obligations” as used herein shall mean and include all debts, liabilities and obligations owing by each Assignor to Laurus arising under, out of, or in connection with: (i) that certain Securities Purchase Agreement dated as of the date hereof by and between the Company and Laurus (the “Securities Purchase Agreement”) and (ii) the Related Agreements referred to in the Securities Purchase Agreement, (iii) that certain Security Agreement dated as of the date hereof by and among the Company, certain Subsidiaries of the Company and Laurus (the “Security Agreement”) and (iv) the Ancillary Agreements referred to in the Security Agreement (the Securities Purchase Agreement and each Related Agreement and the Security Agreement and each Ancillary Agreement, as each may be amended, modified, restated or supplemented from time to time, collectively, the “Documents”), and in connection with any documents, instruments or agreements relating to or executed in connection with the Documents or any documents, instruments or agreements referred to therein or otherwise, and in connection with any other indebtedness, obligations or liabilities of each such Assignor to Laurus, whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent, due or not due and whether under, pursuant to or evidenced by a note, agreement, guaranty, instrument or otherwise, including, without limitation, obligations and indebtedness of each Assignor for post-petition interest, fees, costs and charges that accrue after the commencement of any case by or against such Assignor under any bankruptcy, insolvency, reorganization or like proceeding (collectively, the “Debtor Relief Laws”) in each case, irrespective of the genuineness, validity, regularity or enforceability of such Obligations, or of any instrument evidencing any of the Obligations or of any collateral therefor or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of the Obligations in any case commenced by or against any Assignor under any Debtor Relief Law.

4.  The Assignors acknowledge and agree that: (i) value has been given, or will be given upon the making of payment under the Documents by Laurus; (ii) the Assignors have rights in Collateral; and (iii) the Assignors and Laurus have not agreed to postpone the time for attachment of the security interest granted hereunder which shall attach upon the execution of this Master Security Agreement and, in the case of Collateral acquired after the date hereof, when such Assignor has rights therein.

5.  Each Assignor hereby jointly and severally represents, warrants and covenants to Laurus that:

(a)
Except as set forth on Schedule 5(a) it is a corporation, partnership or limited liability company, as the case may be, validly existing, in good standing and formed under the respective laws of its jurisdiction of formation set forth on Schedule A, and each Assignor will provide Laurus thirty (30) days’ prior written notice of any change in any of its respective jurisdiction of formation;

(b)
its legal name is as set forth in its respective Certificate of Incorporation or other organizational document (as applicable) as amended through the date hereof and as set forth on Schedule A, and it will provide Laurus thirty (30) days’ prior written notice of any change in its legal name;

(c)
its organizational corporate identification number (if applicable) is as set forth on Schedule A hereto, and it will provide Laurus thirty (30) days’ prior written notice of any change in its organizational identification number;

(d)
it is the lawful owner of its respective Collateral and it has the sole right to grant a security interest therein and will defend the Collateral against all claims and demands of all persons and entities;

(e)
it will keep its respective Collateral free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of every kind and nature (“Encumbrances”), except (i) Encumbrances securing the Obligations and (ii) Encumbrances securing indebtedness of each such Assignor not to exceed $100,000 in the aggregate for all such Assignors so long as all such Encumbrances are removed or otherwise released to Laurus’ satisfaction within ten (10) days of the creation thereof and (iii) Encumbrances set forth on each of Schedule 4.9 of the Securities Purchase Agreement and Schedule __ of the Security Agreement;

(f)
it will, at its and the other Assignors’ joint and several cost and expense keep the Collateral in good state of repair (ordinary wear and tear excepted) and will not waste or destroy the same or any part thereof other than ordinary course discarding of items no longer used or useful in its or such other Assignors’ business;

(g)
it will not, without Laurus’ prior written consent, sell, exchange, lease or otherwise dispose of any Collateral, whether by sale, lease or otherwise, except for the sale of inventory in the ordinary course of business and for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out equipment or equipment no longer necessary for its ongoing needs, having an aggregate fair market value of not more than $50,000 and only to the extent that:

(i)
the Proceeds of any such disposition are used to acquire replacement Collateral which is subject to Laurus’ first priority perfected security interest, or are used to repay the Obligations or to pay general corporate expenses; or

(ii)	following the occurrence of an Event of Default which continues to exist the proceeds of which are remitted to Laurus to be held as cash collateral for the Obligations;

(h)
it will insure or cause the Collateral to be insured against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as Laurus shall specify in amounts and under policies by insurers acceptable to Laurus. Laurus shall, as applicable, be named as loss payee and/or additional insured as its interest may appear in all of the Assignors’ policies or insurance. Each insurance policy shall include an endorsement whereby the insurers agree to give Laurus not less than thirty (30) days notice of the cancellation of the policy of insurance and permit Laurus to cure any default which may exist under the policy. All premiums on each Assignor’s insurance policies shall be paid by such Assignor and the policies shall be delivered to Laurus. If any such Assignor fails to do so, Laurus may procure such insurance and the cost thereof shall be promptly reimbursed by the Assignors, jointly and severally, and shall constitute Obligations;

(i)	it will at all reasonable times allow Laurus or Laurus’ representatives free access to and the right of inspection of the Collateral; and

(j)
such Assignor (jointly and severally with each other Assignor) hereby indemnifies and saves Laurus harmless from all loss, costs, damage, liability and/or expense, including reasonable legal fees, that Laurus may sustain or incur to enforce payment, performance or fulfillment of any of the Obligations and/or in the enforcement of this Master Security Agreement or in the prosecution or defense of any action or proceeding either against Laurus or any Assignor concerning any matter growing out of or in connection with this Master Security Agreement, and/or any of the Obligations and/or any of the Collateral except to the extent caused by Laurus’ own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable decision).

6.  The occurrence of any of the following events or conditions shall constitute an “Event of Default” under this Master Security Agreement:

(a)
any covenant or any other term or condition of this Master Security Agreement is breached in any material respect and such breach, if subject to cure, shall continues for a period of fifteen (15) days after the occurrence thereof;

(b)
any representation or warranty, or statement made or furnished to Laurus under this Master Security Agreement by any Assignor or on any Assignor’s behalf should at any time be false or misleading in any material respect;

(c)	the loss, theft, substantial damage, destruction, sale or encumbrance to or of any of the Collateral or the making of any levy, seizure or attachment thereof or thereon except to the extent:

(i)	such loss is covered by insurance proceeds which are used to replace the item or repay Laurus; or

(ii)
said levy, seizure or attachment does not secure indebtedness in excess of $100,000 in the aggregate for all Assignors and such levy, seizure or attachment has been removed or otherwise released within ten (10) days of the creation or the assertion thereof;

(d)
any Assignor shall become insolvent, cease operations, dissolve, terminate its business existence, make an assignment for the benefit of creditors, suffer the appointment of an interim receiver, receiver, receiver and manager, trustee, liquidator or custodian of all or any part of Assignors’ property’;

(e)	any proceedings under any bankruptcy or insolvency law shall be commenced by or against any Assignor;

(f)	any Assignor shall repudiate, purport to revoke or fail to perform any or all of its obligations under any Document (after passage of applicable cure period, if any); or

(g)	an Event of Default shall have occurred under and as defined in any Document.

7.  Upon the occurrence of any Event of Default and at any time thereafter, Laurus may declare all Obligations immediately due and payable . Both before and after the occurrence of an Event of Default, Laurus shall have all rights and remedies of a secured party under the Personal Property Security Act (Ontario) (as amended from time to time, which Act, including amendments thereto and any Act substituted therefore and amendment thereto, is herein referred to as the “PPSA”), the Uniform Commercial Code as in effect in the State of New York, this Agreement and other applicable law. Upon the occurrence of any Event of Default and at any time thereafter, Laurus will have the right to take possession of, collect, demand, sue on, enforce, recover and receive the Collateral and give valid and binding receipts and discharges therefore and in respect thereof. Laurus will also have the right to maintain possession of the Collateral on any Assignor’s premises or to remove the Collateral or any part thereof to such other premises as Laurus may desire. Upon Laurus’ request, each of the Assignors shall assemble or cause the Collateral to be assembled and make it available to Laurus at a place designated by Laurus. If any notification of intended disposition of any Collateral is required by law, such notification, if mailed, shall be deemed commercially reasonable if mailed at least ten (10) days before such disposition, by certified or registered mail, postage prepaid, addressed to any Assignor either at such Assignor’s address shown herein or at any address appearing on Laurus’ records for such Assignor. Any proceeds of any disposition of any of the Collateral shall be applied by Laurus to the payment of all expenses in connection with the sale of the Collateral, including operating any Assignor’s accounts, preparing and enforcing this Agreement, taking and maintaining custody of, preserving, repairing, possessing, preparing for disposition and disposing of Collateral and in enforcing or collecting indebtedness and all such costs, charges and expenses, including reasonable legal fees, expenses and disbursements and any balance of such proceeds may be applied by Laurus toward the payment of the Obligations in such order of application as Laurus may elect, and each Assignor shall be liable for any deficiency. For the avoidance of doubt, following the occurrence and during the continuance of an Event of Default, Laurus shall have the immediate right to withdraw any and all monies contained in any deposit accounts in the name of any Assignor and controlled by Laurus and apply same to the repayment of the Obligations (in such order of application as Laurus may elect).

8.  Upon the occurrence of and during the continuance of any Event of Default, Laurus may appoint or reappoint by instrument in writing, any person or persons, whether an officer or officers or an employee or employees of Laurus or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of any Collateral of House of Brussels Holdings Ltd., Brussels Chocolates Ltd. and any other Assignor that is organized under a province of Canada and becomes an Assignor pursuant to Section 19 (collectively, the “Canadian Companies”) (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his/her/its stead. Any such Receiver shall, so far as concerns responsibility for his/her/its acts, be deemed the agent of each Canadian Company and not Laurus, and Laurus shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or his/her/its servants, agents or employees. Subject to the provisions of the instrument appointing him/her/it, any such Receiver shall have power to take possession of Collateral, to preserve Collateral or its value, to carry on or concur in carrying on all or any part of the business of each Canadian Company and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including any Canadian Company, enter upon, use and occupy all premises owned or occupied by each Canadian Company wherein Collateral may be situate, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and use Collateral directly in carrying on each Canadian Company’s business or as security for loans or advances to enable the Receiver to carry on each Canadian Company’s business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Laurus, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to Laurus. Every such Receiver may, in the discretion of Laurus, be vested with all or any of the rights and powers of Laurus.

9.
Upon and during the continuance of any Event of Default, Laurus may, either directly or through its agents or nominees, exercise any or all of the powers and rights given to a Receiver by virtue of Section 8.

10.  Laurus shall use reasonable care with respect to the Collateral in its possession or under its control. Laurus shall not have any other duty as to any collateral in its possession or control or in the possession or control of any agent or nominee of Laurus, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

11.  If, for the purpose of obtaining or enforcing judgment against any Company in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this section referred to as the “Judgment Currency”) an amount due under any Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the business day immediately preceding (a) the date of actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or (b) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this section being hereinafter in this section referred to as the “Judgment Conversion Date”).

If, in the case of any proceeding in the court of any jurisdiction referred to in the preceding paragraph, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, such Company shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any such Company under this section shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any Document.

12.  If any Assignor defaults in the performance or fulfillment of any of the terms, conditions, promises, covenants, provisions or warranties on such Assignor’s part to be performed or fulfilled under or pursuant to this Master Security Agreement, Laurus may, at its option without waiving its right to enforce this Master Security Agreement according to its terms, immediately or at any time thereafter and without notice to any Assignor, perform or fulfill the same or cause the performance or fulfillment of the same for each Assignor’s joint and several account and at each Assignor’s joint and several cost and expense, and the cost and expense thereof (including reasonable legal fees) shall be added to the Obligations and shall be payable on demand with interest thereon at the highest rate permitted by law, or, at Laurus’ option, debited by Laurus from any deposit account in the name of any Assignor and controlled by Laurus.

13.  Each Assignor appoints Laurus, any of Laurus’ officers, employees or any other person or entity whom Laurus may designate as such Assignor’s attorney, with power to execute such documents in each such Assignor’s behalf and to supply any omitted information and correct patent errors in any documents executed by any Assignor or on any Assignor’s behalf; to file financing statements against such Assignor covering the Collateral (and, in connection with the filing of any such financing statements, describe the Collateral as “all assets and all personal property, whether now owned and/or hereafter acquired” (or any substantially similar variation thereof)); to sign such Assignor’s name on public records; and to do all other things Laurus deem necessary to carry out this Master Security Agreement. Each Assignor hereby ratifies and approves all acts of the attorney and neither Laurus nor the attorney will be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). This power being coupled with an interest, is irrevocable so long as any Obligations remains unpaid.

14.  No delay or failure on Laurus’ part in exercising any right, privilege or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option, and no waiver whatever shall be valid unless in writing, signed by Laurus and then only to the extent therein set forth, and no waiver by Laurus of any default shall operate as a waiver of any other default or of the same default on a future occasion. Laurus’ books and records containing entries with respect to the Obligations shall be admissible in evidence in any action or proceeding shall be binding upon each Asignor for the purpose of establishing the items therein set forth. Laurus shall have the right to enforce any one or more of the remedies available to Laurus, successively, alternately or concurrently. However, Laurus shall not be liable or accountable for any failure to exercise its remedies, take possession of, collect, enforce, realize, sell, lease, license or otherwise dispose of Collateral or to institute any proceeding for such purposes. Each Assignor agrees to join with Laurus in executing financing statements or other instruments to the extent required by the Uniform Commercial Code or the PPSA in form satisfactory to Laurus and in executing such other documents or instruments as may be required or deemed necessary by Laurus for purposes of affecting or continuing Laurus’ security interest in the Collateral.

15.  This Master Security Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and performed in such state and cannot be terminated orally. All of the rights, remedies, options, privileges and elections given to Laurus hereunder shall inure to the benefit of Laurus’ successors and assigns. The term “Laurus” as herein used shall include Laurus, any parent of Laurus’, any of Laurus’ subsidiaries and any co-subsidiaries of Laurus’ parent, whether now existing or hereafter created or acquired, and all of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the foregoing, and shall bind the representatives, successors and assigns of each Assignor.

16.  Each Assignor hereby consents and agrees that the state of federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any claims or disputes between Assignor, on the one hand, and Laurus, on the other hand, pertaining to this Master Security Agreement or to any matter arising out of or related to this Master Security Agreement, provided, that Laurus and each Assignor acknowledges that any appeals from those courts may have to be heard by a court located outside of the County of New York, State of New York, and further provided, that nothing in this Master Security Agreement shall be deemed or operate to preclude Laurus from bringing suit or taking other legal action in any other jurisdiction to collect, the Obligations, to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Laurus. Each Assignor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Assignor hereby waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Each Assignor hereby waives personal service of the summons, complaint and other process issues in any such action or suit and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to such assignor at the address set forth on the signature lines hereto and that service so made shall be deemed completed upon the earlier of such Assignor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

The parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, the parties hereto waive all rights to trial by jury in any action, suite, or proceeding brought to resolve any dispute, whether arising in contract, tort, or otherwise between Laurus, and/or any Assignor arising out of, connected with, related or incidental to the relationship established between them in connection with this Master Security Agreement or the transactions related hereto.

17.  Each Assignor hereby acknowledges receipt of a copy of this Master Security Agreement.

18.  This Master Security Agreement may be executed in any number of counterparts which shall, collectively and separately constitute one agreement. Any signature delivered by a party by facsimile transmission or by sending a scanned copy by electronic mail shall be deemed an original signature hereto.

19.  It is understood and agreed that any person or entity that desires to become an Assignor hereunder, or is required to execute a counterpart of this Master Security Agreement after the date hereof pursuant to the requirements of any Document, shall become an Assignor hereunder by (x) executing a Joinder Agreement in form and substance satisfactory to Laurus, (y) delivering supplements to such exhibits and annexes to such Documents as Laurus shall reasonably request and (z) taking all actions as specified in this Master Security Agreement as would have been taken by such Assignor had it been an original party to this Master Security Agreement, in each case with all documents required above to be delivered to Laurus and with all documents and actions required above to be taken to the reasonable satisfaction of Laurus.

20.  All notices from Laurus to any Assignor shall be sufficiently given if mailed or delivered to such Assignor’s address set forth below.

Very truly yours,
House of Brussels Chocolates Inc.

By:
Name:
Title:
Address:

House of Brussels Chocolates (USA) Ltd.

By:
Name:
Title:
Address:

DeBas Chocolate Inc.

By:
Name:
Title:
Address:

ChocoMed Inc.

By:
Name:
Title:
Address:

House of Brussels Holdings Ltd.

By:
Name:
Title:
Address:

Brussels Chocolates Ltd.

By:
Name:
Title:
Address:

ACKNOWLEDGED:

LAURUS MASTER FUND, LTD.

By:
Name:
Title: